Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of First Quarter 2015

Irvine, CA, April 23, 2015 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended March 31, 2015.  For the first quarter of 2015, the Company reported net earnings of $34.0 million or $2.94 per diluted common share, as compared to a net loss of $3.0 million or $(0.33) per diluted common share for the first quarter of 2014 and a net loss of $2.2 million or $(0.23) for the fourth quarter of 2014.

Results of Operations

(in thousands, except share data) (unaudited)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Revenues:
Gain on sale of loans, net	$37,398	$8,749	$4,573
Real estate services fees, net	2,742	3,447	3,679
Servicing income, net	635	813	1,569
Loss on mortgage servicing rights	(6,568)	(1,576)	(977)
Other	136	20	1,385
Total revenues	34,343	11,453	10,229
Expenses:
Personnel expense	11,490	9,557	9,460
General, administrative and other	5,651	4,662	5,468
Total expenses	17,141	14,219	14,928
Operating income (loss):	17,202	(2,766)	(4,699)

Other income (expense):
Net interest income (expense)	1,058	797	(313)
Change in fair value of long-term debt	(7,116)	(3,590)	(650)
Change in fair value of net trust assets	(876)	3,222	3,038
Total other (expense) income	(6,934)	429	2,075
Net earnings (loss) before income taxes	10,268	(2,337)	(2,624)
Income tax (benefit) expense	(23,704)	(100)	342
Net earnings (loss)	$33,972	$(2,237)	$(2,966)

Diluted (loss) earnings per share	$2.92	$(0.23)	$(0.33)

The increase in net earnings was primarily due to an increase of “Gain on sale of loans” from higher origination volumes and the recognition of a portion of the Company’s deferred tax asset offset by a loss on “Mortgage servicing rights” (“MSR”) and an increase in the estimated fair value of the long term debt.

In the first quarter, we completed the acquisition of the CashCall Mortgage (“CCM”) operations.  CCM’s operation’s, which includes the complete origination platform, systems and personnel, now operate as a separate division of Impac Mortgage Corp. (“IMC”) under the name CashCall Mortgage.  This division operates as a centralized call center that utilizes a marketing platform to generate customer leads through the internet and call center loan agents.  By using its marketing platform to generate internal leads, we believe CCM is able to compete with some of the largest internet lenders across the nation.  In addition, our goal is to leverage this same marketing platform to expand volumes of our new AltQM products, as well as FHA and VA products.  Similarly we believe the acquisition of CCM will allow us to leverage our state licenses to expand its national lending footprint. With the addition of CCM we now have a scalable retail platform able to expand quickly and efficiently.

Pursuant to the Asset Purchase Agreement (“APA”), the acquisition of the retail call center operations was effective on January 2, 2015, but did not close until March 31, 2015.  The net gains earned from the sale of CCM loans were recorded in “Gain on sale of loans”, net of the associated operating expenses.  The gain on sale revenue margin earned on retail originations in the first quarter of 2015 was in excess of 2.75%.  However, because the net gain on sale revenue recognized was net of operating expenses for the CCM division, the gain on sale margins on total origination volume were 1.64% in the first quarter of 2015 as compared to 0.79% in the fourth quarter of 2014 and 1.30% in the first quarter of 2014.

Operating income (loss), defined as revenues less operating expenses, increased to $17.2 million in the first quarter of 2015 as compared to operating losses of $2.8 million and $4.7 million in the fourth quarter of 2014 and the first quarter of 2014, respectively.  Operating income (loss) does not include any gains or losses from the long-term mortgage portfolio, which includes the net trust assets (residual interests in securitizations) and the long-term debt.  The increase in operating income was primarily caused by the increase in origination volumes in the first quarter and more specifically, the retail origination volumes of CCM.

Furthermore, primarily based on the expectations of taxable income in the future, generally associated with projected net earnings from CCM, we recognized a $24.4 million tax benefit in the first quarter of 2015, representing estimated tax benefit from pre-tax net earnings in future years. Offsetting these items was a loss of value of mortgage servicing rights due to both a decline in interest rates in the first quarter of 2015 coupled with a loss on sale of servicing due to FHA dropping its required mortgage insurance premium by 0.50% in January.  This rate change impacted the sales price received on the sale of Ginnie Mae servicing sold in the first quarter.  MSR values are subject to fluctuation due to changes in interest rates.  Lastly, with the ongoing improvement in the Company’s financial condition and credit quality, the estimated fair value of the long-term debt increased by $7.1 million.  Further, improvements in the Company’s financial condition in the future may result in increases in estimated fair value of the long-term debt.

Selected Operational Data

(in millions)

	Q1 2015	Q4 2014	% Change	Q1 2014	% Change
Wholesale Originations	$281.7	$159.0	77%	$100.3	181%
Correspondent Originations	$595.6	$925.4	-36%	$227.5	162%
Retail Originations (1)	$1,407.9	$24.5	5647%	$25.3	5465%
Total Originations	$2,285.2	$1,108.9	106%	$353.1	547%

(1) In the first quarter of 2015, all CCM loan transactions are considered retail originations beginning with the effective date of the APA.

Origination volume increased 106% in the first quarter of 2015 over the fourth quarter of 2014. The first quarter acquisition of CashCall Mortgage is already yielding significant results. The total origination volume in the first quarter was approximately $2.3 billion, which more than doubled the $1.1 billion in total originations in the fourth quarter of 2014.  Of the $2.3 billion in total originations, approximately $1.4 billion was originated through the CCM retail channel, which significantly increased our net earnings.  While in the fourth quarter of 2014, our retail originations contributed only 2% to our total origination volume.

As expected, volume in the correspondent division decreased in the first quarter as a result of CCM’s volume being moved from our correspondent channel to our retail channel upon acquisition.  In the fourth quarter of 2014, prior to the acquisition, CashCall Inc. was a correspondent seller and the loan acquisition volume was included in the correspondent originations.  Excluding the correspondent volumes from CashCall Inc. in the fourth quarter of 2014, the correspondent channel volume increased 52% to $595.6 million in the first quarter of 2015 from the fourth quarter of 2014.

With the addition of new sales personnel in our wholesale group in the first quarter, wholesale originations increased 77% to $281.7 million in the first quarter of 2015 over the fourth quarter of 2014.  We expect this volume will continue for at least the near term as we expect to gain market share from the expansion of our sales coverage.  In addition, the percentage of our wholesale customers delivering multiple loans per month continues to increase month over month.

By now having an efficient retail channel with CCM, we believe it will complement the wholesale and correspondent businesses by increasing overall gain on sale margins and lowering overall costs for mortgage lending.  We anticipate that these channels will continue to see growth month over month, as a result of the increased pipeline growth that both channels have recently enjoyed due to market share expansion.

As of March 31, 2015, our total pipeline was approximately $1.3 billion with a locked pipeline of $650 million, as compared to a total pipeline of $750 million and a locked pipeline of $297 million at the end of the fourth quarter of 2014.

The consideration for the purchase of CCM was a combination of cash, IMH stock and a contingent consideration including a three-year period earn-out provision of CCM’s pre-tax net earnings.  The CCM acquisition transaction was structured with a significant contingent consideration component of the purchase price with the intent to minimize the financial risk for IMH while being accretive to earnings. The purchase price is currently estimated to be $140.7 million including (i) $10.0 million in cash, $5 million paid in the first quarter and $5 million to be paid over twelve months following the effective date of the acquisition, (ii) $6.2 million in IMH stock issued at closing on March 31, 2015 and (iii) $124.6 million estimated in contingent consideration including a three-year period earn-out provision. The contingent consideration was estimated by calculating the present value of the projected contingent consideration to be paid in the future based on projected volumes and projected pretax net earnings of CCM.  The earn-out percentages beginning on the effective date (January 2, 2015) are 100% of pre-tax net earnings of CCM for January and February of 2015, 65% for the next 10 months of 2015, 55% for the second year and 45% for the third year.  The total estimated purchase price is $140.7 million with $3.0 million allocated to fixed assets and software acquired, $33.1 million to intangibles including trade name and customer relationships, expected to be amortized over 15 and 7 years, respectively, and the remaining $104.6 million allocated to goodwill, as reflected on the summary balance sheet as of March 31, 2015.   These allocations are preliminary and subject to adjustment in accordance to GAAP.

Summary Balance Sheet

(in thousands, except share data)

	March 31,	December 31,	Increase	%
	2015	2014	(Decrease)	Change
	(unaudited)
Cash	$5,635	$10,073	$(4,438)	(44)%
Restricted cash	4,932	2,420	2,512	104
Mortgage loans held-for-sale	531,586	239,391	292,195	122
Finance receivables	53,340	8,358	44,982	538
Mortgage servicing rights	26,656	24,418	2,238	9
Securitized mortgage trust assets	5,130,193	5,268,531	(138,338)	(3)
Goodwill (1)	104,938	352	104,586	n/m
Intangibles Assets (1)	33,122	—	33,122	n/m
Deferred tax asset	24,420	—	24,420	n/m
Other assets	41,846	25,029	16,817	67
Total assets	$5,956,668	$5,578,572	$378,096	7%

Warehouse borrowings	$552,493	$226,718	$325,775	144%
Convertible notes	20,000	20,000	—	—
Contingent consideration (1)	124,592	—	124,592	n/m
Long-term debt ($71,120 par)	29,646	22,122	7,524	34
Securitized mortgage trust liabilities	5,113,632	5,251,307	(137,675)	(3)
Other liabilities	57,062	33,469	23,593	70
Total liabilities	5,897,425	5,553,616	343,809	6
Total equity	59,243	24,956	34,287	137
Total liabilities and stockholders’ equity	$5,956,668	$5,578,572	$378,096	7%

(1) Increase due to CashCall Mortgage acquisition transaction

n/m = not meaningful

	March 31,	December 31,	Increase	%
	2015	2014	(Decrease)	Change
	(unaudited)
Securitized mortgage trust assets	$5,130,193	$5,268,531	$(138,338)	(3)%
Securitized mortgage trust liabilities	5,113,632	5,251,307	(137,675)	(3)
Residual interests in securitizations	$16,561	$17,224	$(663)	(4)%

Shares outstanding	9,690,415	9,588,532	101,883
Book Value per share	$6.11	$2.60	$3.51	135%

As a result of the net earnings in the first quarter of 2015 primarily attributed to the net earnings from the CCM transactions, book value per share increased 135% to $6.11 at March 31, 2015 as compared to $2.60 at December 31, 2014.

In the first quarter of 2015, cash balances decreased, primarily due to an increase in warehouse haircuts associated with warehouse borrowings used to fund increased originations volume.  Because the warehouse lenders fund less than 100% of the principal balance of the loans, we are required to fund the remaining from cash, called warehouse haircuts.  Warehouse haircuts increased to $30 million at March 31, 2015 from $20 million at December 31, 2014. We recover the warehouse haircuts at the time the loans are sold and the warehouse borrowing is repaid to the warehouse lender.  In our long-term mortgage portfolio, the residuals generated cash flows of $1.9 million in the first quarter of 2015 as compared to $2.3 million in the fourth quarter of 2014 and $3.1 million in the first quarter of 2014.

Our warehouse lending division continues to grow and finance receivables, representing warehouse lending advances to our warehouse customers, increased to $53.3 million at March 31, 2015 as compared to $8.4 million at December 31, 2014.

At December 31, 2014, we had recorded a full valuation allowance on the $163.2 million net deferred tax asset.  During the first quarter of 2015, we reduced a portion of the valuation allowance resulting in the recognition of a $24.4 million deferred tax asset and corresponding tax benefit.

To manage our liquidity, we have continued to sell mortgage servicing rights to generate cash needed to fund warehouse haircuts as well as other operating needs.  In the first quarter of 2015, we sold mortgage servicing rights representing $1.6 billion in unpaid principal balance of loans serviced, which will generate $15.0 million in cash.  However, because we originated, and sold service-retained, more Fannie Mae, Freddie Mac and issued Ginnie Mae securities than the amount of mortgage servicing rights sold in the first quarter of 2015, the balance of mortgage servicing rights increased to $26.7 million at March 31, 2015 as compared to $24.4 million at December 31, 2014.

Selected Operational Data

(in millions)

	3/31/2015	12/31/2014	% Change	3/31/2014	% Change
Mortgage Servicing Portfolio	$2,577.1	$2,267.1	14%	$2,239.6	15%

	3/31/2015	12/31/2014	% Change	3/31/2014	% Change
Mortgage Servicing Rights	$26.7	$24.4	9%	$25.1	6%

In addition, the CCM acquisition contingent consideration payment for the first earn-out quarter is expected to be approximately $25 million.  Over time, these contingent consideration payments are based on the performance of the CCM division and are expected to decline for the remaining earn-out periods in 2015 since the earn-out percentage decreases to 65%.  We are currently in discussions with various parties to provide between $25 million and $50 million of debt and/or equity capital to provide the liquidity needed to fund warehouse haircuts, retain mortgage servicing rights and working capital to fund the growth of origination volumes and contingent consideration payments associated with the acquisition of CCM.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “Completing the CashCall Mortgage acquisition was a major step towards becoming, once again, a leading mortgage originator.  Seeing this strategy yield such immediate results, gives us great optimism for our outlook moving forward.”

Conference Call

The Company will hold a conference call on April 24th, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (800) 406-5162, conference ID number 21767638, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CashCall Mortgage operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; costs and difficulties related to the integration of the business and operations with the Company’s operations; whether the completion of the transaction will have a positive effect on the Company’s profitability or the accretive effect on the Company’s earnings that it expects; unexpected costs, liabilities, charges or expenses resulting from the transaction; successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage and conventional and government loan programs; ability to increase our market share in the various residential mortgage businesses; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com